Exhibit 99.1

Moderna Appoints Michael McDonnell to Board of Directors

Former Biogen Chief Financial Officer brings more than 35 years of financial leadership and public company experience

CAMBRIDGE, Mass., July 8, 2026 – Moderna, Inc. (NASDAQ: MRNA) today announced the appointment of Michael McDonnell to its Board of Directors, effective July 8, 2026. Mr. McDonnell will also serve on the Board's Audit Committee.

"Mike brings exceptional financial leadership and strategic perspective developed over more than three decades advising and leading global life sciences and technology companies," said Noubar Afeyan, Ph.D., Co-Founder and Chairman of Moderna. "His experience guiding organizations through periods of growth and transformation, overseeing significant capital allocation decisions, and building high-performing finance organizations will be invaluable as Moderna continues to advance its pipeline and execute on its long-term strategy. We are pleased to welcome Mike to our Board."

"I am honored to join Moderna's Board at such an important time in the company's evolution," said Mr. McDonnell. "Moderna has established itself as a leader in mRNA science and innovation, with a broad pipeline and a compelling long-term vision. I look forward to working with the Board and management team to help create lasting value for patients and shareholders."

"We are delighted to welcome Mike to Moderna's Board," said Stéphane Bancel, Chief Executive Officer of Moderna. "His extensive experience as CFO of leading public companies, deep understanding of the biotechnology industry, and proven ability to lead complex strategic and operational initiatives will be an important asset as we prepare for multiple potential product launches and build Moderna for the long term."

Mr. McDonnell is a financial executive with substantial experience providing financial and accounting leadership to life sciences and technology companies, including more than 24 years serving as chief financial officer of public companies.

Most recently, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of Biogen Inc. from August 2020 through February 2025, where he oversaw investor relations, financial planning and analysis, treasury, accounting, tax, internal audit, procurement, information technology, and business unit finance. Since March 2025, he has served as an advisor to Goldman Sachs Asset Management.

Prior to Biogen, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of IQVIA Holdings Inc. following the merger of Quintiles and IMS Health. Earlier in his career, he served as Executive Vice President and Chief Financial Officer of Intelsat S.A., Executive Vice President and Chief Financial Officer of MCG Capital Corporation, and Chief Financial Officer of EchoStar Communications Corporation. He began his career at PricewaterhouseCoopers LLP, where he spent 14 years, including four years as a partner.

Mr. McDonnell currently serves on the Board of Directors of Merit Medical Systems, Inc., where he chairs the Audit Committee, and on the Board of Directors of Baxter International Inc. He previously served on the Board of Directors of Catalyst Health Solutions until its acquisition.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna's mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the company's values and mindsets, Moderna's mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna’s ability to advance its pipeline and execute on its long-term strategy; and expectations for multiple potential product launches. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.

Moderna Contacts

Media:
Chris Ridley
Vice President, Global Head of Communications
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com
SOURCE: Moderna, Inc.